Filed pursuant to Rule 433
Dated July 21, 2010

Relating to
Pricing Supplement No. 468 dated July 21, 2010 to
Registration Statement No. 333-156423

Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2015
Fixed Rate Senior Notes Due 2020

Fixed Rate Senior Notes Due 2015
Issuer:	Morgan Stanley
Principal Amount:	$1,250,000,000
Maturity Date:	July 24, 2015
Trade Date:	July 21, 2010
Original Issue Date (Settlement):	July 26, 2010
Interest Accrual Date:	July 26, 2010
Issue Price (Price to Public):	99.655%
Agents’ Commission:	0.35%
All-in Price:	99.305%
Net Proceeds to Issuer:	$1,241,312,500
Interest Rate:	4.00% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 24 and July 24, commencing January 24, 2011
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446 7N3
ISIN:	US6174467N38
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated (“MS & Co.”) and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Fixed Rate Senior Notes Due 2020
Issuer:	Morgan Stanley
Principal Amount:	$1,750,000,000
Maturity Date:	July 24, 2020
Trade Date:	July 21, 2010
Original Issue Date (Settlement):	July 26, 2010
Interest Accrual Date:	July 26, 2010
Issue Price (Price to Public):	99.492%
Agents’ Commission:	0.45%
All-in Price:	99.042%
Net Proceeds to Issuer:	$1,733,235,000
Interest Rate:	5.50% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each January 24 and July 24, commencing January 24, 2011
Day Count Convention:	30/360
Optional Make-Whole Redemption:	Yes (treasury spread: plus 45 basis points)
Specified Currency:	U.S. Dollars (“$”)
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	617446 7P8
ISIN:	US6174467P85
Issuer Ratings:	A2 (Moody’s) / A (Standard & Poor’s) / A (Fitch) / A+ (R&I) / A (high) (DBRS) (Negative / Negative / Stable / Negative / Negative)
Agents:
Morgan Stanley & Co. Incorporated (“MS & Co.”) and such other agents as shall be named in the above-referenced Pricing Supplement.  MS & Co. is our wholly-owned subsidiary. MS & Co. will therefore conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated December 23, 2008
Prospectus Dated December 23, 2008